Exhibit 99.1

For release: March 4, 2010

Contact:  Gerald Coggin, Sr. V.P

Phone:  (615) 890-2020

NHC OPENS NEW SENIOR CARE CENTER IN BLUFFTON, SC

Murfreesboro, Tenn. – National HealthCare Corporation (NYSE-Amex:  NHC; NHC.PRA), one of the nation’s leading operators of senior care services, announced today that it has recently opened NHC Bluffton, a 120-bed skilled care and dementia center in Bluffton, South Carolina.  The $22.6 million project is located in one of the fastest growing senior population areas of the country and is near the DelWebb development of Sun City, Hilton Head.

The health care facility, located off S.C. 170 in Bluffton, provides both nursing and therapy services, including a rehabilitation unit, a long-term care unit and a specialized memory care unit for Alzheimer's and dementia care. The new patient-friendly design of each 40-bed wing is comprised mostly of private rooms and the semi private rooms are designed to create a private living space for both residents.

The project architect was Johnson and Bailey of Murfreesboro, Tennessee and the general contractor was American Constructors, Inc. of Nashville, Tennessee.

This new facility increases NHC’s operations that are owned and managed in the South Carolina region to over 2,100 beds in 14 locations, in addition to 4 homecare offices and 7 hospice locations.  The administrator for the center is Wade Taylor.  Mr. Taylor was previously the administrator for the 119-bed Haysville HealthCare Center in Haysville, KS, and has been employed by NHC since 2001.

“The superior quality of NHC’s services to the senior care community in the state of South Carolina is well known”, Steve Flatt, NHC’s President said. “We have been a strong provider in the Upstate and Midland region for over 30 years. This additional location allows us to better serve the Low Country area as well. We are grateful for the help and cooperation of our South Carolina regional staff and the citizens of Beaufort County in getting this new center off to a great start.”

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,892 beds.  NHC affiliates also operate 33 homecare programs, seven independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.